Accountants' Disclaimer Report




To the Board of Directors
Elast Technologies, Inc.


We have compiled the accompanying balance sheet of Elast Technologies, Inc. ("Elast") as of September 30, 1999 and the related statements of operations for the nine-month and three-month periods ended September 30, 1999 and 1998, and for the period from June 12, 1996 (inception) to September 30, 1999, the related statement of shareholders' equity for the nine-month period ended September 30, 1999, and the related statements of cash flows for the nine-month periods ended September 30, 1999 and 1998, and for the period from June 12, 1996 (inception) to September 30, 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.


Kelly & Company

Kelly & Company
Newport Beach, California
November__, 1999